Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 Registration Statement No. 333-232105 on Form S-3 of our report dated March 1, 2019, relating to the consolidated financial statements appearing in the Definitive Proxy Statement on Schedule 14A of One Madison Corporation of Rack Holdings, Inc. and subsidiaries as of December 31, 2018 and 2017 and for each of the three years in the period ended December 31, 2018, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Cleveland, Ohio

July 25, 2019